Exhibit 10.1

June 18, 2014

BY HAND
Mr. Robert J. Zatta

Bob:

The purpose of this letter is to confirm our mutual understandings and agreement with respect to your employment agreement with Rockwood Specialties LLC (formerly, Rockwood Specialties, Inc., and hereinafter the “Company”), dated November 13, 2008, as amended (the “Employment Agreement”), as a result of your appointment as Acting Chief Executive Officer of Rockwood Holdings, Inc. (“Rockwood”).  Specifically,

•                  Notwithstanding your appointment as Acting Chief Executive Officer of Rockwood, you will continue to serve as Senior Vice President and Chief Financial Officer of the Company pursuant to the terms and conditions of the Employment Agreement, which shall continue to govern your employment with the Company.

•                  For purposes of the Employment Agreement, at such time, if any, that Rockwood appoints a new Chief Executive Officer such that you are required to relinquish the title of Acting Chief Executive Officer, in no event shall either such appointment or the diminution of your duties and responsibilities in connection therewith constitute “Good Reason” under the Employment Agreement.  Similarly, if you are asked to relinquish your title as Senior Vice President and Chief Financial Officer of the Company in order to retain your role as Chief Executive Officer, such relinquishment shall in no event constitute “Good Reason” under the Employment Agreement (although, for purposes thereof, your Good Reason rights shall thereafter be based on your duties and responsibilities as Chief Executive Officer).

To confirm your agreement with the above, please execute where indicated below and return the filly executed copy of this letter to me.

Sincerely,

/s/ Thomas J. Riordan
Thomas J. Riordan
On behalf of Rockwood Specialties Group Inc.,
as the sole member of Rockwood Specialties LLC

AGREED AND ACCEPTED:

/s/ Robert J. Zatta
Robert J. Zatta
Date: June 18, 2014